     Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Foot Locker, Inc.

We consent to the incorporation by reference in the following registration statements of Foot Locker, Inc. and subsidiaries of our reports dated April 2, 2007, with respect to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended February 3, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007, which reports appears in the February 3, 2007 Form 10-K of Foot Locker, Inc. and subsidiaries.

-	Form S-8 No. 33-10783
-	Form S-8 No. 33-91888
-	Form S-8 No. 33-91886
-	Form S-8 No. 33-97832
-	Form S-8 No. 333-07215
-	Form S-8 No. 333-21131
-	Form S-8 No. 333-62425
-	Form S-8 No. 333-33120
-	Form S-8 No. 333-41056
-	Form S-8 No. 333-41058
-	Form S-8 No. 333-74688
-	Form S-8 No. 333-99829
-	Form S-8 No. 333-111222
-	Form S-8 No. 333-121515
-	Form S-3 No. 33-43334
-	Form S-3 No. 33-86300
-	Form S-3 No. 333-64930

Our report refers to the adoption in 2006 of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Shared-Based Payment,” SFAS No. 151, “Inventory Costs - An Amendment of ARB No. 43, Chapter 4,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132(R),” as well as a change in Foot Locker, Inc.’s method for quantifying errors based on SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

New York, New York
April 2, 2007